Exhibit 10.10

Confidential

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated as of March 5, 2017, is entered into by and between Veeral Desai (the "Executive"), Agilon Health Holdings, Inc., a Delaware corporation ("Parent"), and agilon health, inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Company").

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to employ the Executive as their President, Enterprise Operations, and the Executive desires to provide services to Parent and the Company in such capacity, in each case pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment

Subject to Section 3, effective as of the Effective Date (as defined below) and continuing during the Term of Employment, Parent and the Company shall employ the Executive, and the Executive agrees to accept employment, as the President, Enterprise Operations of Parent and the Company and in such position to undertake the duties and responsibilities commensurate with such position and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company (the "CEO"). During the Term of Employment (as defined below), the Executive shall report to the CEO.

2.
Extent of Employment
(a)
During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability at the place of employment provided in Section 2(d), under the direction of the CEO, and shall abide by the policies from time to time established by the Company.
(b)
During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity).
(c)
Except as set forth on Exhibit A hereto (the "Approved Outside Interests"), as of the date hereof, the Executive does not have any ownership interests (other than ownership of less than 1% of the outstanding stock of a publicly-traded company) or professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or professional commitments to any person or entity (other than Parent and its subsidiaries). The Executive may continue to maintain the Approved Outside Interests, unless, in the discretion of the Board of Directors of Parent (the "Board"), such interests or relationships cannot be maintained without conflicting or interfering with Parent’s and the Company’s business or the Executive’s position at Parent and the Company. The Executive may serve on civic or charitable boards or committees, unless the Board notifies the Executive that, in the Board’s discretion, such civic or charitable positions interfere with the Executive’s position at Parent and the Company or his obligations pursuant to this Agreement. The Executive may serve on the boards of for-profit companies only with the Board’s consent.

(d)
During the Term of Employment, the principal place of Executive’s employment shall be at the Company’s offices in Long Beach, California, subject to customary business travel on the business of the Company and its affiliates.

3.Term of Employment; Termination

(a)
The "Term of Employment" shall commence on April 24, 2017 or such other date mutually agreed in writing between the Executive and the CEO (the "Effective Date") and shall continue until the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to Section 3(c).

(b)
Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Company:

(i)
upon the death of the Executive;

(ii)
in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the opinion of the Board and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or his legal representative, his duties hereunder for a period of 180 days out of any 270-day period ("Disability");

(iii)
for Cause; or

(iv)
for any other reason or no reason, with 30 days’ written notice to the Executive (or in the Company’s discretion, pay of Base Salary in lieu of notice), it being understood that no reason shall be required for termination of the Executive’s employment.

The Executive acknowledges that nothing contained herein or otherwise stated by or on behalf of Parent or the Company modifies or amends the right of the Company to terminate the Executive at any time, with or without Cause. Termination shall become effective upon death or the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor (i.e., Sections 3(b)(ii) - (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c)
Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Executive:

(i)
upon the death of the Executive;

(ii)
in the event of Disability;

(iii)
for Good Reason; or

(iv)
for any other reason or no reason (a "Voluntary Termination") with 30 days’ written notice to Parent and the Company, unless such notice period is waived by Parent or the Company.
(d)
As used in this Agreement, "Cause" shall mean any of the following:
(i)
the Executive’s conviction of a crime involving moral turpitude, embezzlement, fraud, conversion of property or false statements or other similar acts or any other felony;
(ii)
the Executive’s gross negligence or continued willful failure (other than by reason of death or Disability) to perform his material employment-related duties for the Parent and its subsidiaries;
(iii)
the Executive’s violation of a material provision of any written Parent or subsidiary policy as in effect from time to time that has been communicated to the Executive, which violation is not cured within 30 days after the Company delivers written notice to the Executive that identifies and describes the alleged violation in reasonable detail (the "Cure Period");
(iv)
the Executive’s material breach of any written agreement with Parent or its subsidiaries, including the Company, to which the Executive is a party or by which the Executive is bound (including, but not limited to, this Agreement and the Equity Documentation (as defined below)) which breach is not cured within the Cure Period; provided that it shall be presumed that any material breach of the restrictive covenants contained in the Equity Documentation is not capable of being cured for purposes of this definition of "Cause";
(v)
the Executive’s breach of Section 2(c) or the last sentence of Section 9; or
(vi)
the Executive engaging in defamation of the name, reputation or business interests of, which causes material harm to, Parent, the Company, or any of their respective affiliates, including any affiliated independent physician association.

For purposes of this provision, (A) no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

The determination as to whether "Cause" has occurred shall be made in good faith by the Board, including, without limitation, providing Executive with a reasonable opportunity to provide relevant information and documents to the Board before the determination is made. The Board shall have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting "Cause." Prior to any termination for Cause, the Board must provide written notice to the Executive within the 60 days following the date on which the Board discovers the alleged Cause event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Cause.

A termination for Cause shall be deemed to include a determination by the Board within 90 days following the Executive’s Voluntary Termination that circumstances existed prior to such termination for the Company or one of its subsidiaries to have terminated the Executive’s employment for Cause; provided that in such event the Executive shall first be provided with any applicable cure rights to the extent available; and provided, further, that this sentence shall not apply to any circumstances actually known to the Board 60 or more days prior to the date of such termination.

(e)
As used in this Agreement, "Good Reason" shall mean any of the following, without the Executive’s written consent:
(i)
a diminution of the Executive’s Base Salary from the amount set forth in Section

4(a);

(ii)
a diminution of the Executive’s target annual bonus opportunity, at target performance levels, from the Executive’s annual bonus opportunity, at target performance levels, during the immediately preceding annual bonus measurement period (it being understood that the actual amount of the annual bonus and performance criteria shall be subject to Section 4(b) and that the Board’s decision to award an amount less than the target amount shall not constitute Good Reason);
(iii)
a material diminution in the Executive’s authority, duties or responsibilities as President, Enterprise Operations of Parent and the Company;
(iv)
the relocation of the Executive’s principal place of employment to a location that is not within 50 miles of the Company’s offices in Long Beach, California; or
(v)
a material breach by the Company or Parent of any written agreement between the Executive, on the one hand, and any of the Parent, Company, or their controlled affiliates or subsidiaries, on the other hand (including, but not limited to, this Agreement and the Equity Documentation).

Prior to any termination for Good Reason, the Executive must provide written notice to the Company within 60 days following the date on which he discovers an alleged Good Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive shall not have the right to terminate his employment for Good Reason (i) if, within the 30-day period following delivery of the Executive’s written notice, the Company or Parent, as applicable, shall have cured the conduct alleged to be a basis for termination for Good Reason and (ii) absent such cure, unless the Executive actually terminates employment within 45 days following the end of the Company’s Cure Period.

(f)
The Executive shall be entitled to certain payments upon termination of his employment, as follows:

(i)
In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive his Base Salary through the effective date of termination, any accrued benefits unpaid as of the effective date of termination, any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, any accrued but unpaid vacation (to the extent payable under the applicable law or Company policy) and other benefits required by law to be provided to him after termination of employment, in each case when paid according to the Company’s applicable lawful policies and standard practices and the lawful terms of this Agreement (the "Base Termination Compensation").
(ii)
In the event the Executive’s employment is terminated by the Company for any reason other than for Cause (and for the avoidance of doubt not death or Disability), or by the Executive for Good Reason (a "Qualifying Termination"), then the Executive shall be entitled to

(A) the Base Termination Compensation, (B) severance pay equal to (x) 23 months of the Executive’s base salary, at the rate in effect at the effective time of termination, to be paid in equal installments over 23 months, plus (y) two times the Executive’s target bonus as provided in Section 4(b), to be paid in equal installments over 24 months, in each case on the Company’s normal payroll dates following the date of termination, except that the first installment of such payment shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 3(i) had been effective at the date of termination and (C) the continuation of the medical, dental and vision insurance coverage for a period of 18 months at active employee rates (the "Benefit Continuation"). The Benefit Continuation shall be provided through (x) the Executive’s enrollment in the Company’s COBRA continuation coverage and (y) the reimbursement of (or the Company otherwise bearing) the premium cost under COBRA in excess of the active employee rate. Any payment of the Executive’s Base Salary after termination of his employment shall be made in accordance with the Company’s regular payroll practices. Other than solely in connection with any equity interests of Parent held by the Executive as described in Section 5 and provided in the Equity Documentation, there will be no additional amounts owing by the Company to the Executive from and after a termination of the Executive’s employment of the nature contemplated by this clause (ii) of Section 3(f). Because of the current uncertainty surrounding health care coverage, in the event that the Benefit Continuation would subject the Executive or the Company to a material cost, tax or penalty, the parties agree to cooperate to provide the Executive with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible.

(iii)
If the Executive’s employment is terminated for Cause, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iii) of Section 3(f).
(iv)
If the Executive’s employment is terminated due to a Voluntary Termination, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the

Executive from and after such termination of the nature contemplated by this clause (iv) of Section 3(f).

(v)
If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to the Base Termination Compensation and, if terminated due to Disability, the Benefit Continuation. Other than solely in connection with any equity interests of Parent held by the Executive (to the extent provided in the Equity Documentation), there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (v) of Section 3(f).
(g)
Termination of the Executive’s employment will not terminate Sections 3(f) through 3(j) and 8 through 23, or any other provisions not associated specifically with the Term of Employment.
(h)
In the event the Executive’s employment is terminated and the Executive obtains alternative employment and is provided medical coverage in connection therewith, the medical coverage the Company provides pursuant to Section 3(f)(ii) shall be secondary to the medical coverage provided in connection with the alternative employment. Any provision herein to the contrary notwithstanding, if, following his termination of employment, the Executive materially breaches any restrictive covenant contained in the Equity Documentation or, without the Board’s prior written consent, competes with the business of Parent and the Company (i.e., agilon health) as then conducted, then from and after the date of such employment or engagement, the Company shall have no further payment or benefit obligations under Section 3(f)(ii).
(i)
In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to Section 3(f)(ii), other than the Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, the Executive enter into a general release of claims, in the form attached hereto as Exhibit C.

(j) The equity interests of Parent held by the Executive on the date of termination or date of death shall be subject to the terms and conditions of the Equity Documentation, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination and repurchase provisions, subject to Section 5.

(k) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions with Parent and its affiliates, including the Company, and, at Parent’s request, the Executive shall promptly deliver written evidence of such resignation.

4.
Compensation. The Company shall pay compensation to the Executive as follows:
(a)
Base Salary. During the Term of Employment, the Company shall pay to the Executive as base compensation for his services hereunder, on the Company’s regular payroll dates, a base salary at a rate of not less than $375,000 per annum ("Base Salary").

(b)
Annual Bonus
(i)
Generally. For each fiscal year during the Term of Employment, the

Executive will be eligible for an annual bonus with a target payment equal to 75% of the

Executive’s Base Salary based on the Executive’s achievement of pre-established performance goals and conditions, as the Board (or the Compensation Committee of the Board), in consultation with the CEO, shall determine on an annual basis (during or before the first quarter of each fiscal year) in accordance with the annual bonus plan adopted by the Board that is then applicable to senior management of the Company (the "Bonus Plan"). Under the Bonus Plan, the actual amount of any bonus paid for any fiscal year shall be determined by the Board (or the Compensation Committee) based on its assessment of the actual performance against such goals against the goals and conditions established for the year, as follows:

	Performance Level	Bonus Amount
Below Threshold	<75% of target performance	0% of Executive’s Base Salary
Threshold	75% of target performance	50% of Executive’s Base Salary
Target	100% of target performance	75% of Executive’s Base Salary
Maximum	125% of target performance	100% of Executive’s Base Salary

In the event that the performance falls between any two of the standards above, the annual bonus shall be determined by straight-line linear interpolation. Any annual bonus payable to the Executive for a fiscal year shall be paid to the Executive not later than two and a half months following the end of such fiscal year to which the performance relates. It shall be a condition to the payment of any annual bonus that the Executive remain employed through the last day of the applicable fiscal year.

(ii) 2017 Performance Year. Notwithstanding the foregoing, Executive’s annual bonus for the 2017 fiscal year shall be 75% of Executive’s Base Salary (i.e., the target bonus), prorated for the time he is employed by the Company in the 2017 fiscal year.

(c)
Signing Bonus. In addition to the annual bonuses, the Executive shall be paid a cash bonus of $200,000 (the "Signing Bonus") following the Effective Date and not later than 60 days after the Effective Date. With the Company’s consent, the Executive shall be permitted to instruct the Company in writing that all or any part of the Signing Bonus shall, instead of being paid to the Executive in cash, be used by the Executive, on an after-tax basis, to purchase Shares (as defined below) pursuant to Section 5(a) of this Agreement. The Signing Bonus (or any Shares acquired with all or any portion of the Signing Bonus) shall be subject to repayment if a Voluntary Termination by the Executive or a termination of the Executive’s employment by the Company for Cause occurs prior to the 12 month anniversary of the Effective Date. To the extent permitted by applicable law, the Company may offset any amounts owed by the Executive pursuant to this Section 4(c) against any amounts payable to the Executive by the Company at the time that any such repayment is due and owing.

5.
Equity-Based Compensation. As soon as practicable following the Effective Date (and no later than 60 days following the Effective Date), the Executive shall be provided with the following equity-based compensation:

(a)
Share Purchase. No later than 60 days following the Effective Date, Parent shall provide Executive with the opportunity to purchase up to an aggregate amount of $1,000,000 of fully-vested shares of common stock of Parent, par value $0.01 per share (the "Shares"). The price to be paid per Share by Executive in this investment will be its then-current fair market value (as determined under the Stock Incentive Plan (as defined below)). Parent’s sale of the Shares to the Executive will be made pursuant to the Agilon Health Holdings, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Shares at the time of such sale shall be set forth in a subscription agreement that is substantially in the form customarily used by Parent for sales of Shares to other members of the Company’s senior management.
(b)
Base Stock Options. No later than 60 days following the Effective Date, Parent shall grant the Executive non-qualified options to purchase 10,000 additional Shares under the Stock Incentive Plan, which number will be adjusted, if applicable, pursuant to Section 3.3 of the Stock Incentive Plan (the "Base Options"). The Base Options will vest in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the Effective Date, subject to the continuous employment of the Executive with the Company or Parent until the applicable vesting date. The exercise price per Share covered by the Base Options shall be the fair market value (as determined under the Stock Incentive Plan) of a Share on the grant date of the Options. The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Base Options shall be set forth in a stock option agreement that is substantially in the form customarily used by Parent for grants of Base Options to other members of the Company’s senior management. Notwithstanding the foregoing, the stock option agreement providing for the grant to Executive of the Base Options shall provide that (i) in the event of a Change In Control (as defined in Exhibit B hereto), all of his then unvested Base Options shall immediately vest and become exercisable and (ii) in the event of a Qualifying Termination prior to the fourth anniversary of the Effective Date and subject to the Executive’s execution, delivery and non-revocation of the release of claims referred to in Section 3(i), any of his then unvested Base Options that would, absent the termination of the Executive’s employment, have vested within the 12 months following the date of termination of his employment shall immediately vest and become exercisable.
(c)
Upside Stock Options. No later than 60 days following the Effective Date, Parent shall grant the Executive non-qualified options to purchase 14,000 additional Shares under the Stock Incentive Plan, which number will be adjusted, if applicable, pursuant to Section 3.3 of the Stock Incentive Plan (the "Upside Options"). All of the Upside Options will vest, subject to the Executive’s continued employment with Parent and the Company, in the event that Clayton, Dubilier & Rice, LLC and its affiliated investment funds, including CD&R Vector Holdings, LP. (the "CD&R Funds"), earn an Investor Return (as defined in Exhibit B hereto) of at least 3.0 times on all of their Aggregate Initial Investment (as defined in Exhibit B hereto) in Parent. The exercise price per Share covered by the Upside Options shall be $300 per Share. The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Upside Options shall be set forth in a stock option agreement that is substantially in the form customarily used by Parent for grants of Upside Options to other members of the Company’s senior management (it being understood that the terms and conditions applicable to the Upside Options will differ in certain material respects from the Base Options, including that the Upside Options will not have the Base Options’ special vesting provisions associated with a Change in Control and Qualifying Termination).

(d)
The Stock Incentive Plan and the agreements governing the Executive’s acquisition, holding and disposition of the Shares, the Base Options and the Upside Options are referred to in this Agreement as the "Equity Documentation."
6.
Reimbursement of Expenses. During the Term of Employment, the Company will promptly reimburse the Executive (or pay directly) for reasonable and documented travel, entertainment and other expenses reasonably incurred by the Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by Parent or the Company and in effect from time to time and applicable law. The Company shall provide the Executive a reasonable monthly automobile allowance in an amount determined by the Company’s CEO. Any payments due under this Section 6 will be payable in accordance with the Company’s usual payroll practices.
7.
Benefits

During the Term of Employment, the Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at the sole discretion of the Board, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time. Executive shall be entitled to a mobile phone and technology allowance consistent with Company policy, as in effect from time to time.

8.
Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

(a)
If to the Executive, to the Executive at the address most recently contained in the Company’s records (which the Executive shall update as necessary)
(b)
If to Parent or the Company:

at the address of the Company’s then current headquarters. with copies to (which shall not constitute notice):

Clayton, Dubilier & Rice, LLC 375 Park Avenue, 18th Floor New York, New York 10152

Attention: Ravi Sachdev Fax: (212) 407-5252

Debevoise&

Plimpton

919 Third Avenue New York, NY 10022

Attention: Meir Katz, Esq. Fax: (212) 521-7615

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

9.
Executive’s Representation

The Executive hereby represents and warrants to Parent and the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder. In addition, the Executive hereby represents, warrants and covenants to Parent and the Company that, other than the Approved Outside Interests, as of the date hereof he does not have and during the Term of Employment (without the Board’s prior approval) he will not have any professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation)or commitments to any individual or entity (other than Parent and the Company) that operates or conducts (or, to the Executive’s knowledge, intends to operate or conduct)any business of the types in which Parent, the Company, or any of their respective subsidiaries or their affiliated independent physician associations are engaged.

10. Other Matters

The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and Parent, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or Parent will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.

11. Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

12.
Waiver of Breach; Specific Performance

The waiver by the Company, Parent or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of any other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor.

13.
Assignment

Neither the Executive, on the one hand, nor the Company or Parent, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other, provided that the Company may assign its rights and obligations under this Agreement to another wholly-owned subsidiary of Parent that employs members of agilon health’s senior management.

14.
Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement and the Equity Documentation embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior agreements, understandings and commitments with respect to such subject matter.

15.
Governing Law; Choice of Forum

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CENTRAL DISTRICT OF CALIFORNIA, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE CENTRAL DISTRICT OF CALIFORNIA); (3) IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT TO SUCH PARTY AT SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 8; (4) AGREE TO WAIVE TO THE FULLEST EXTENT

PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; AND (5) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 15 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

16.
Further Action

The Executive, the Company and Parent agree to perform any further acts and to execute and deliver any documents which may he reasonable to carry out the provisions hereof.

17.
Counterparts

This Agreement may be executed in counterparts, including facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

18.
Payments by Subsidiaries

The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Parent’s or the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of Parent and the Company hereunder with respect to (but only to the extent of) such payment.

19.
Tax Matters

The Executive acknowledges that the payments and benefits provided under the terms of this Agreement shall constitute taxable income to the extent provided in the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and any successor thereto and applicable regulations thereunder (the "Code") and other applicable tax laws. Moreover, the Executive understands and acknowledges that Parent and the Company have not provided any advice regarding his tax liability resulting from this Agreement and that he has been advised to consult with his personal tax advisor or legal counsel as to the taxability of the payments and benefits provided under this Agreement, including the equity investment and awards provided under Section 5. The Executive shall be solely responsible for taxes imposed on him by reason of any payments or benefits provided under this Agreement (including, without limitation, Section 6) and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. All payments to be made or benefits to be provided to the Executive pursuant to this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments pursuant to any applicable law or regulation.

12.
Applicability of Section 409A of the Code

To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to the Executive’s "termination of employment" (and corollary terms) with the Company shall be construed to refer to the Executive’s "separation from service" (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of the Executive’s execution of a general release of claims pursuant to Section 3(i) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a "specified employee" within the meaning of Section 409A of the Code at the time of the Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A of the Code and that is payable by reason of the Executive’s separation from service within the first six months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A of the Code could be construed not to comply with Section 409A of the Code, the Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE

/s/ Veeral A. Desai

Name: Veeral Desai

AGILON HEALTH, INC.

/s/ Ravi Sachdev

Name: Ravi Sachdev

Title: President

AGILON HEALTH HOLDINGS, INC.

/s/ Ravi Sachdev

Name: Ravi Sachdev

Title: President

Exhibit A

Approved Outside Interests

Executive’s non-controlling investment in Oceans Healthcare, an external private equity portfolio company.

Exhibit B

Certain Defined Terms

As used in Section 5 of the Agreement, the following terms shall have the respective meanings set forth below:

"Aggregate Initial Investment" means the total amount paid by the CD&R Funds in respect of all Shares acquired by the CD&R Funds in connection with Parent’s acquisition of Primary Provider Management Company, Inc., a California corporation, and also Parent’s acquisition of Cyber-Pro Systems, Inc., a California corporation and MDX Hawaii, Inc., a Hawaii corporation (taking into account any adjustment as a result of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise).

"Change in Control" means the first to occur of the following events after the Effective

Date:

(i)
the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the combined voting power of Parent’s then outstanding voting securities, other than any such acquisition by Parent, the Company or any of their respective subsidiaries, any employee benefit plan of Parent, the Company or any of their respective subsidiaries, or by any of the CD&R Funds or any affiliates of any of the foregoing;
(ii)
the merger, consolidation or other similar transaction involving Parent, as a result of which both (x) persons who were stockholders of Parent immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company, and (y) any or all of the CD&R Funds (individually or collectively) do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iii)
within any 12-month period, the persons who were members of the Board at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (iii); or
(iv)
the sale, transfer or other disposition of all or substantially all of the assets of Parent to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of Parent.

Notwithstanding the foregoing, a Public Offering (as defined in the Stock Incentive Plan) shall not constitute a Change in Control.

"Investor Return’’ means, on any date all cash and marketable securities, directly or indirectly, received by the CD&R Funds in respect of the Aggregate Initial Investment asproceeds in any sale or other disposition of the Shares acquired by the CD&R Funds in the Aggregate Initial Investment and any extraordinary cash dividends paid on such Shares (excluding, for the avoidance of doubt, any management or advisory fees or transaction-related fees paid to, or on behalf of, Clayton, Dubilier & Rice, LLC); provided, however, that any calculations of Investor Return may, in the Board’s discretion, include the value of any illiquid property received by any of the CD&R Funds in respect of such Shares (e.g., securities of a privately-held corporation) or otherwise will include the cash and marketable securities ultimately received by any of the CD&R Funds as proceeds from the sale or other disposition of such illiquid property received in respect of such Shares, which for such purposes shall be deemed received on the date such illiquid property is sold.

Exhibit C

RELEASE PROVISIONS

In consideration of the payments and benefits to which I am entitled under the Employment Agreement, dated as of February__, 2017, to which I, agilon health, inc., and Agilon Health Holdings, Inc. (the "Parent" and together with its subsidiaries, including agilon health inc., and managed or controlled affiliates, the "Parent Group") are parties (the "Employment Agreement"), I hereby waive and release and forever discharge the Parent Group, Clayton, Dubilier & Rice, LLC ("CD&R") and its affiliated investment funds, and those entities which hold a direct and/or indirect interest in the Parent and which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, and their respective affiliates, and all of the respective past and present officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing and any and all employee pension benefit or welfare benefit plans of the Parent Group, each in his, her or its capacity as such, and each of them, separately and collectively (collectively, "Releasees"), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that I ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to my employment with or separation from the Parent Group, to any services performed for any member of the Parent Group, to any status, term or condition in such employment or relationship, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by any member of the Parent Group, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act ("WARN"), or equivalent state WARN act, the Employee Retirement Income Security Act ("ERISA"), and the Sarbanes-Oxley Act of 2002. I understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the "Effective Release Date"). I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this release of claims. All Releasees shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.

Notwithstanding the foregoing, this release of claims will not prohibit me from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission ("EEOC") or an equivalent state civil rights agency, but I agree and understand that I am waiving my right to monetary compensation thereby if any such agency elects to pursue a claim on my behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)
Any payment or benefit set forth in Section 3(f)(ii) of the Employment Agreement;
(b)
Reimbursement of unreimbursed business expenses properly incurred prior to the date of my termination of employment in accordance with the policy of the applicable member of the Parent Group;
(c)
Claims under the Equity Documentation (as defined in the Employment Agreement) in respect of vested equity of a member of the Parent Group or options to purchase equity of a member of the Parent Group that may be held by me;
(d)
Vested benefits under the employee benefit plans of the members of the Parent Group (other than severance pay or termination benefits, all rights to which are hereby waived and released);
(e)
Any claim that the Parent has breached this release of claims; and
(f)
Indemnification as a current or former officer of a member of the Parent Group or inclusion as a beneficiary of any insurance policy related to my service in such capacity.

I understand and acknowledge that I am expressly waiving any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules or principles of common law or equity, or those of any jurisdiction, government, or political subdivision similar to Section 1542 ("similar provision") in effect as of the signing of this Agreement, and as a result, may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this release of claims. Section 1542 provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Parent Group policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I have been given twenty-one (21) days to review this release of claims and have been given the opportunity to consult with legal counsel, and I am signing this release of claims knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance payments and benefits provided for herein for the purpose of making full and final settlement of all claims referred to above. If I have signed this release of claims prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this release of claims to revoke it, and that this release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this release of claims during the revocation period, this release shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.

Not later than the Effective Release Date, I agree to return, or hereby represent that I have returned as of such date (if I have not signed this Agreement by such date), to the Parent all property of the Parent Group, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Parent or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, "thumb" drives, "cloud" services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.

EXECUTIVE

Name: Veeral Desai